Exhibit 5.1

MORRISON & FOERSTER LLP
Los Angeles, California

December 20, 2002

IMPCO Technologies, Inc.
16804 Gridley Place
Cerritos, California 90703

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 executed by you on December 20, 2002 (the “Registration Statement”), and to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 700,000 shares of your common stock, $0.001 par value per share (the “Common Stock”), which will be issuable under the IMPCO Technologies, Inc. 2002 Stock Option Plan for Employees and the IMPCO Technologies, Inc. 2002 Stock Option Plan for Nonemployee Directors (the “Plans”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans, of options previously granted pursuant to the Plans (the “Plan Shares”), and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/  MORRISON & FOERSTER LLP